EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 2-96332, No. 33-21569, No. 33-51965, No. 333-41077, No. 333-65995, No. 333-78941, No. 333-74244, and No. 333-105153 of Burlington Coat Factory Warehouse Corporation and subsidiaries on Form S-8 of our report dated August 12, 2004 (April 11, 2005 as to the effects of the restatement discussed in Note 3), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement as discussed in Note 3, appearing in this Annual Report on Form 10-K/A of Burlington Coat Factory Warehouse Corporation and subsidiaries for the year ended May 29, 2004.

/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

April 11, 2005